EXHIBIT 10.3b

Amendment #1 to Convertible Promissory Note

Originally dated December 2, 2015.

This Amendment to the $114,400 Convertible Promissory Note issued to Union Capital, LLC by El Capitan Precious Metals, Inc. on December 2, 2015 (the “Note”) is entered into on this 12th day of January, 2016.

NOW THEREFORE, the parties agree as follows:

1.	Section 4(a) of each Note is amended to read as follows:

“ The Holder of this Note is entitled, at its option, at any time after the 6 month anniversary of this Note, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company's common stock (the "Common Stock") at a price ("Conversion Price") for each share of Common Stock equal to 55% of the lowest trading price of the Common Stock as reported on the National Quotations Bureau OTCQB exchange which the Company’s shares are traded or any exchange upon which the Common Stock may be traded in the future ("Exchange"), for the ten prior trading days including the day upon which a Notice of Conversion is received by the Company (provided such Notice of Conversion is delivered together with an Opinion of Counsel, by fax or other electronic method of communication to the Company after 4 P.M. Eastern Standard or Daylight Savings Time if the Holder wishes to include the same day closing price). If the shares have not been delivered within 3 business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within 3 business days of receipt by the Company of the Notice of Conversion. Accrued, but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To the extent the Conversion Price of the Company’s Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. The Company agrees to honor all conversions submitted pending this increase. In the event the Company experiences a DTC “Chill” on its shares, the conversion price shall be decreased to 45% instead of 55% while that “Chill” is in effect. In no event shall the Holder be allowed to effect a conversion if such conversion, along with all other shares of Company Common Stock beneficially owned by the Holder and its affiliates would exceed 9.9% of the outstanding shares of the Common Stock of the Company..”

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All other terms and conditions of the Notes shall remain in full force and effect, unless modified by this Amendment. This amendment shall be governed and construed under the laws of the State of New York, without regard to its conflict of laws provision.

EL CAPITAN PRECIOUS METALS, INC.		UNION CAPITAL, LLC

By:	/s/ John F. Stapleton	By:	/s/ Yakov Borenstein
	John F. Stapleton, CFO		Yakov Borenstein, Manager

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